Exhibit 2.1

EXECUTION VERSION

Certain portions of this exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. This information is not material and disclosure of such information would constitute an unwarranted invasion of personal privacy. “[*]” indicates that information has been redacted.

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated effective September 29, 2021.

AKANDA CORP.

(the "Purchaser")

- and -

HALO COLLECTIVE INC.

(the "Vendor")

RECITALS:

A.	the Vendor is the registered and beneficial owner of all of the issued and outstanding shares (the "Shares") in the capital of Cannahealth Limited ("Cannahealth"), a limited liability company incorporated and existing under the laws of Malta;

B.	the Vendor is the parent company of each of: (i) Bophelo Holdings Ltd. ("Holdco"), a limited liability company incorporated and existing under the laws of the United Kingdom, (ii) Bophelo Bioscience & Wellness (pty) Ltd. ("Bophelo"), a limited liability company incorporated and existing under the laws of the Kingdom of Lesotho: and (iii) Canmart Ltd ("Canmart" and together with Cannahealth, Holdco and Bophelo, the "Corporations" and each a "Corporation"), a limited liability company incorporated and existing under the laws of the United Kingdom;

C.	Holdco acquired its interest in Bophelo pursuant to a share purchase agreement, made among the Vendor, Louisa Maliako Mojela, Moira Granny Seape, Boiketlo Biomed (Pty) Ltd., GMG Financial Services Ltd., 1942 Capital Partners (Pty) Ltd. and Seedy Lette, dated November 27, 2019 and its interest in Canmart pursuant to a share purchase agreement, made among the Vendor, David Keith Dean and Darran William Quinn, dated October 1, 2020 (collectively, the "Pre-existing Purchase Agreements");

D.	the Vendor and each of the Corporations intend to undertake a re-organization such that, among other things, Cannahealth shall become the sole registered and beneficial owner of Holdco and Canmart and Holdco shall become the sole registered and beneficial owner of Bophelo (the "Reorganization");

E.	Canmart carries on the business of a licensed importer and distributor of cannabis-based products for medicinal use in the United Kingdom (the "Canmart Business") and Bophelo carries on the business of cultivating and producing bulk cannabis, as authorized by the Ministry of Health of Lesotho, intended for export (the "Bophelo Business" and together with the Canmart Business, the "Business"); and

F.	the Purchaser wishes to purchase the Shares from the Vendor and the Vendor wishes to sell the Shares to the Purchaser upon the terms and conditions of this Agreement.

2.

NOW THEREFORE, the parties agree as follows:

Article 1
INTERPRETATION

1.1	Interpretation

In this share purchase agreement ("Agreement") the following shall apply:

(a)	Taxes: In this Agreement, "Tax" or "Taxes" means all federal, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority (as defined herein) including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise tax; (ii) all withholdings on amounts paid to or by the relevant person; (iii) all employment insurance premiums, and pension plan contributions or premiums; (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any Tax-sharing agreement or any other contract relating to the sharing or payment of any such Tax, levy, assessment, tariff, duty, deficiency, or fee; and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

(b)	Currency: Unless otherwise specified, all dollar amounts in this Agreement, including the symbol "$", refer to Canadian currency.

(c)	Headings: The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(d)	Including: In this Agreement, the words "include" or "including" mean "include (or including), without limitation," and the words following "include" or "including" are not to be considered an exhaustive list, unless expressly stated otherwise (e.g. including only).

(e)	Performance on Holidays: If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day. In this Agreement "Business Day" means any day other than Saturday, Sunday or a statutory holiday in Ontario.

(f)	References to Persons: Unless the context otherwise requires, any reference in this Agreement to a "person" includes any partnership, firm, trust, corporation, government entity, authority, or department, or other entity and their successors and permitted assigns.

(g)	Statutory References: Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

3.

(h)	Time: Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

(i)	Time Periods: Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto Time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Toronto Time) on the next succeeding Business Day.

(j)	Knowledge: in this Agreement, any reference to "knowledge" of the Vendor means the actual knowledge of Kiran Sidhu or Philip van den Berg and the knowledge that they would have had, had they made due and reasonable enquiry into the relevant matter.

Article 2
PURCHASE AND SALE OF PURCHASED INTEREST

2.1	Agreement to Purchase and Sell

Subject to the terms and conditions of this Agreement, as of the Closing Time, the Vendor shall sell, transfer, convey and assign to the Purchaser and the Purchaser shall purchase and acquire from the Vendor, all of the Shares.

2.2	Purchase Price

The consideration payable by the Purchaser to the Vendor for the Shares (the "Purchase Price") will be US$13,129,212. The Purchase Price will be paid by way of issuance to the Vendor on the Closing Date of 13,129,212 common shares in the capital of the Purchaser (the "Consideration Shares") at a price per share of US$1.00, as fully paid and non-assessable common shares, free and clear of all encumbrances.

2.3	Section 85 Election

The Vendor shall be entitled to make an income tax election with the Purchaser pursuant to subsection 85(1) of the Income Tax Act (Canada) (“Tax Act”) and the analogous provisions of provincial income tax legislation to defer tax on the transfer of the Shares by the Vendor to the Purchaser in consideration for the Consideration Shares by providing two (2) signed copies of the necessary election forms to the Purchaser within ninety (90) days following the date of this Agreement, duly completed with the details of the Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax legislation), the forms will be signed by the Purchaser and returned to the Vendor within ninety (90) days after the receipt thereof by the Purchaser for filing with the Canada Revenue Agency (or the applicable provincial Governmental Entity). The Purchaser will not be responsible for the proper completion of any election form and, except for the obligation of the Purchaser to so sign and return duly completed election forms which are received by the Purchaser within ninety (90) days of the Closing Date, the Purchaser will not be responsible for any Taxes resulting from the failure by the Vendor to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (and any applicable provisions of provincial income tax legislation). In its sole discretion, the Purchaser may choose to sign and return an election form received by it more than ninety (90) days following the Closing Date but has no obligation to do so.

4.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as follows:

Authorization, Non-Contravention, etc.

(a)	the Vendor is a corporation formed and existing under the laws of Ontario;

(b)	the Vendor has the corporate power to enter into and perform its obligations under this Agreement;

(c)	the execution and delivery of, and performance by the Vendor of this Agreement and the sale of the Shares has been, or will at Closing be, duly authorized by all necessary action on behalf of the Vendor;

(d)	this Agreement has been duly and validly executed by the Vendor and constitutes a legal, valid and binding agreement of the Vendor, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and subject to general principles of equity;

(e)	the execution, delivery and performance by the Vendor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of the constating documents of the Vendor; (ii) conflict with or result in a violation or breach of any law or order applicable to the Vendor or the Corporations or any of their respective assets, properties or businesses, including the Business; (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract to which the Vendor or any of the Corporations is a party or the Vendor or any of the Corporations is bound or by which any of the Vendor's or any of the Corporations' properties or assets are subject; (iv) result in the creation of any lien or other encumbrance on any of the Vendor's or any of the Corporations' properties or assets; or (v) conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority (as defined below) the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit, licence or authorization that is held by or on behalf of the Vendor or any of the Corporations;

(f)	except as disclosed in the disclosure schedule attached hereto as Schedule "A" (the "Disclosure Schedule"), no consent, approval, order or authorization of, or registration or declaration with, any applicable court, tribunal or government (federal, provincial, state, local or foreign) or any political subdivision thereof in Canada, the United Kingdom, the Kingdom of Lesotho, Malta, the United States or any other country, including any ministry, department, commission, board, bureau, agency or other regulatory, administrative or governmental authority (including stock exchanges) or instrumentality thereof (each, a "Governmental Authority") with jurisdiction over the Vendor or any of the Corporations is required to be obtained by the Vendor in connection with the execution and delivery of this Agreement or the consummation by the Vendor of the disposition of the Shares, except for those consents, orders, authorizations, declarations, registrations or approvals which have been obtained by the Vendor as of the date hereof or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the disposition of the Shares or otherwise prevent the Vendor from performing its obligations under this Agreement;

5.

(g)	all information with respect to the Corporations contained in the Vendor's prospectuses, annual reports, annual and interim Financial Statements, annual information forms, management's discussion and analysis of financial condition and results of operations, information circulars, material change reports, listing statements, press releases and all other information or documents required to be filed or furnished by the Vendor under applicable Canadian securities laws (the "Disclosure Record"), as of their respective filing dates, did not contain any misrepresentation (within the meaning of the Securities Act (Ontario)) other than any misrepresentation that was corrected and superseded by a subsequent document comprising the Disclosure Record;

Financial Statements

(h)	complete copies of the audited annual financial statements of each of the Corporations for the years ended December 31, 2020 and 2019 and their unaudited interim financial statements for the three and six months ended June 30, 2021 and 2020, and, in each case, the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Financial Statements") have been delivered to the Purchaser. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Corporations, and fairly present the financial condition of the Corporations as of the respective dates they were prepared and the results of the operations of the Corporations for the periods indicated;

(i)	except as disclosed in the Disclosure Schedule, no Corporation has any liabilities, except:

(i)	those which are adequately reflected or reserved against in the Financial Statements as of the applicable date thereof, or

(ii)	those which have been incurred in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements and which are not, individually or in the aggregate, material in amount;

(j)	since the date of the most recent Financial Statements, the business of the Corporations, including in particular the Business, has been conducted in the ordinary course, consistent with past practice and there has not been with respect to any Corporation any material adverse event;

6.

Corporation, Capital, Shares

(k)	Cannahealth is a corporation validly existing and in good standing under the laws of Malta;

(l)	Holdco is a corporation validly existing and in good standing under the laws of England and Wales;

(m)	Canmart is a corporation validly existing and in good standing under the laws of England and Wales;

(n)	Bophelo is a corporation validly existing and in good standing under the laws of the Kingdom of Lesotho;

(o)	prior to the implementation of the Reorganization, each of the Corporations is a wholly owned subsidiary of the Vendor and Holdco is a wholly owned subsidiary of Cannahealth and, on completion of the Reorganization, Cannahealth is a wholly owned subsidiary of the Vendor, Holdco and Canmart are each a wholly owned subsidiary of Cannahealth, Bophelo is a wholly owned subsidiary of Holdco, and neither Canmart nor Bophelo have any subsidiaries;

(p)	prior to the implementation of the Reorganization, except for Cannahealth, which owns all of the issued and outstanding shares in the capital of Holdco, none of the Corporations own any securities of (or other interest in) any other person and, on completion of the Reorganization, other than shares of Holdco and Canmart, Cannahealth does not own any securities of (or other interest in) any other person, and other than Bophelo, Holdco does not own any securities of (or other interest in) any other person, and neither Canmart nor Bophelo own any securities of (or other interest in) any other person;

(q)	the authorized and issued capital of each of the Corporations, both as at the date of this Agreement and as of the Closing Date after taking account of the Reorganization respectively, is set forth in the Disclosure Schedule and the Shares represent all of the issued and outstanding shares of Cannahealth;

(r)	the Vendor beneficially owns the Shares with good and valid title and has the full power and authority to sell the Shares to the Purchaser;

(s)	the Shares are, or will at Closing be, free and clear of all liens, charges and encumbrances, other than those restrictions on transfer of the Shares, if any, stated in the memorandum of association of Cannahealth;

(t)	the execution and delivery by the Vendor of this Agreement and the performance by the Vendor of its obligations hereunder will not result in (i) the breach or violation of any terms or conditions of: (1) the constating documents or by-laws of the Vendor or any of the Corporations; (2) any applicable law, regulation or order, or (3) any contract to which the Vendor or any of the Corporations is a party or by which any of the property or assets of the Vendor or any of the Corporations may be affected, or (ii) the creation of any lien, charge or encumbrance on any of the Shares or the property or assets of any of the Corporations;

(u)	no person (other than the Purchaser under this Agreement) has any written or oral agreement, option, right or privilege capable of becoming an agreement or option to acquire any of the Shares or to cause to be issued any unissued securities of any of the Corporations;

7.

Conduct, Material Contracts

(v)	neither Cannahealth nor Holdco carry on any activity or business, other than holding shares of Holdco and Canmart (in the case of Cannahealth) and holding shares of Bophelo (in the case of Holdco);

(w)	Canmart has conducted and is conducting the Canmart Business and operates and maintains the properties and assets used in the Canmart Business in compliance with all applicable laws, rules and regulations, except as would otherwise not have a material adverse effect on the Canmart Business;

(x)	Bophelo has conducted and is conducting the Bophelo Business and operates and maintains the properties and assets used in the Bophelo Business in compliance with all applicable laws, rules and regulations, except as would otherwise not have a material adverse effect on the Bophelo Business;

(y)	neither Canmart, nor Bophelo, or any respective subsidiary thereof, have received any written or oral notice from a governmental body that alleges that it is not in compliance with any material legal requirement, and nor has any such entity been subject to any material adverse inspection, finding, investigation, penalty assessment, suspension, revocation, audit or other compliance or enforcement action. (A) Such entities have not received any written or oral notice from any governmental body having jurisdiction over its operations, activities, locations, or facilities, of (I) any material deficiencies or violations of, or (II) any material remedial or corrective actions required in connection with, any company permit or license or their renewal, and (B) no action is being or, to the knowledge of the Vendor, has been threatened or contemplated which (I) could reasonably be expected to result in the issuance of any notice referenced in the preceding clause (A) or (II) could prevent or materially impair the Canmart Business or Bophelo Business;

(z)	Canmart has the corporate power to own or lease its property and to carry on the Canmart Business as now being conducted by it and is registered, licensed or otherwise qualified in all the jurisdictions where it owns or leases that property and carries on the Canmart Business;

(aa)	Bophelo has the corporate power to own or lease its property and to carry on the Bophelo Business as now being conducted by it and is registered, licensed or otherwise qualified in all the jurisdictions where it owns or leases that property and carries on the Bophelo Business;

(bb)	none of the Corporations is in default of any of its obligations under any material contract to which it is party (each a "Material Contract") and, to the knowledge of the Vendor, each other party to each Material Contract is not in default of its respective obligations under each such Material Contract;

8.

(cc)	each of the Corporations holds all applicable licenses, permits, orders and related approvals authorizing it to conduct its business, in particular the Business, as applicable, including to: (i) import and distribute cannabis-based products into the United Kingdom for medicinal use; and (ii) cultivate and produce bulk cannabis for export from the Kingdom of the Lesotho (each a "Regulatory License"). Each Regulatory License is in full force and effect in all material respects and has not been revoked, suspended, cancelled, rescinded, terminated, modified and has not expired. There are no pending or, to the Vendor's knowledge, threatened actions by or before any Governmental Authority to revoke, suspend, cancel, rescind, terminate and/or materially adversely modify any Regulatory License. The Disclosure Schedule contains a complete and accurate list of all Regulatory Licenses, and true and correct copies of all of such Regulatory Licenses have been made available to the Purchaser;

(dd)	all finished goods inventories, supplies and spare parts inventories owned by any of the Corporations, wherever located (the "Inventory"), whether or not reflected in the most recent Financial Statements, consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving or other items required to be removed from inventory under applicable law, each of which have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Corporations free and clear of all liens and encumbrances, and no Inventory is held on a consignment basis;

Litigation

(ee)	there are no actions, suits, hearings, arbitrations, audits, charges, orders (draft or otherwise), judgments, injunctions, decrees, awards, writs, proceedings (public or private) or investigations that have been brought by or against any Governmental Authority or any other person (collectively, "Proceedings") pending or, to the knowledge of the Vendor, threatened, against or affecting the Shares or any of the Corporations or that seek to prevent, enjoin, alter or delay the transactions provided for by this Agreement;

Insurance

(ff)	Each of the Corporations maintain insurance policies of the type and in the amounts customarily carried by prudent persons conducting a business similar to the Business and are sufficient for compliance with all Laws and Contracts to which the Corporations (or any of them) are a party or by which they are bound.

(gg)	All insurance policies are in full force and effect. The Closing of the Transaction will not cause a modification, reduction or cancellation of any such insurance policy. The Corporation is not in default with respect to any of the provisions contained in any such insurance policies and has not failed to give any notice or pay any premium or present any claim under any such insurance policy in a timely manner. The Vendors have no reason to believe that any of the insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy. There has been no significant change in relationship between any of the Corporations and their insurers, the premiums or availability of coverage, in the two (2) years preceding the date hereof. No Corporation has received notice from any of the insurers regarding cancellation of its insurance policies or denying any claims. There are no circumstances under which the Corporations would be required to or, in order to maintain its coverage, give any notice to the insurers under any such insurance policies which has not been given. No Corporation has experienced claims in excess of the current coverage of its insurance. There will be no retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the insurance policies for any period or occurrence from the date of this Agreement until the Closing Time.

9.

Indebtedness & Liabilities

(hh)	except as disclosed in the Disclosure Schedule, no Corporation is indebted to any person and no Corporation is a party to, bound by, nor subject to any debt instrument or any agreement, contract or commitment to create, assume or issue any debt instrument or incur any indebtedness;

(ii)	no Corporation has given nor agreed to give, nor is it a party to or bound by or subject to any guarantee or other financial assistance to any person;

Assets, Property, Books and Records

(jj)	the assets owned, licensed or leased by each Corporation constitute all of the property and assets necessary to carry on such Corporation's business (including the Business) as currently carried on, are free of material defects and include all proprietary rights, Intellectual Property Rights and other property and assets, tangible and intangible, used in connection with the such business;

(kk)	without limiting the foregoing, on acquisition of the shares of each of Bophelo and Canmart pursuant to the Pre-existing Purchase Agreements, the Vendor acquired good and valid title to, and has the full power and authority to transfer, such shares to Cannahealth pursuant to the Reorganisation and Cannahealth holds such shares free and clear of all liens, charges and encumbrances;

(ll)	all material tangible assets used in the Business are in good operating condition and in a state of good repair and maintenance, except only for reasonable wear and tear;

(mm)	except as disclosed in the Disclosure Schedule, no Corporation is a party to any real property lease;

(nn)	except as disclosed in the Disclosure Schedule, none of the Corporations owns any real property;

(oo)	the accounts receivables of the Business, together with any security or collateral therefor, arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and fully collectible accounts and are not subject to any defence, set-off or counterclaim;

(pp)	the books and records of the Corporations (collectively, the "Books and Records") have, in all material respects, been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Corporations and the Business;

10.

(qq)	the Disclosure Schedule contains a true and complete list of all deposit and disbursement accounts maintained by each of the Corporations with any bank, brokerage house or other financial institution, including for each such account the name and address of the financial institution, the nature of the account, the account number, and the name of the account holder, the names of each person with authority to draw on such account or to have access to such account, or to change the persons authorized to draw on the account. All such accounts, credit lines, safe deposit boxes and vaults are maintained by each of the Corporations for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable;

Intellectual Property

(rr)	no Corporation has during the 2 years preceding the date of this Agreement been a party to any Proceedings, nor to the knowledge of the Vendor, are any Proceedings threatened as to which there is a reasonable possibility of a determination adverse to any Corporation, involving a claim of infringement by any person of any patent, patent application and invention, trademark, tradename, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each licence or licensing agreement, for any of the foregoing, relating to the Business or held by any Corporation (the "Intellectual Property Rights"). No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the applicable Corporation or restricting the licensing thereof by such Corporation to any person. The Vendor does not have any knowledge that would cause such person to believe that the use of the Intellectual Property Rights or the conduct of the Business conflicts with, infringes upon or violates any patent, patent licence, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any person;

(ss)	Canmart either owns the entire right, title and interest in, to and under, or has acquired a licence to use, any and all patents, trademarks, tradenames, brand names and copyrights that are material to the conduct of the Canmart Business in the manner that the Canmart Business has been conducted prior to the date of this Agreement;

(tt)	Bophelo either owns the entire right, title and interest in, to and under, or has acquired a licence to use, any and all patents, trademarks, tradenames, brand names and copyrights that are material to the conduct of the Bophelo Business in the manner that the Bophelo Business has been conducted prior to the date of this Agreement;

Employees

(uu)	all salaries, wages, commissions and other compensation and benefits payable to each employee of the Corporations have been accrued and paid by the Corporations when due for all periods through the Closing Date. Except as set forth in the Disclosure Schedule, to the Vendor's knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Corporation within the next 12 months;

11.

(vv)	each applicable Corporation has complied and is currently complying, in respect of its employees, with all applicable laws respecting employment and employment practices and the protection of the health and safety of employees;

(ww)	there is no trade union or association certified by competent authority or recognized by any Corporation as bargaining agent for its employees, and no Corporation is a party to or bound by any collective agreement with any labour union or association of employees and, to the Vendor's knowledge, no such certification process with any labour union or association of employees is presently contemplated by any such employees;

(xx)	except as disclosed in the Disclosure Schedule, no Corporation has any outstanding contracts or agreements with any of its officers, directors, agents or employees, other than contracts of employment which have been entered into in the ordinary course;

Tax Matters

(yy)	each Corporation has paid all Taxes due and payable by it, including all Taxes shown on its Tax Returns as being due and payable, and all Taxes payable under any assessment or reassessment;

(zz)	each Corporation has prepared and filed all Tax Returns on time and in the prescribed manner with all appropriate Governmental Authorities which were required to be filed on or prior to the Closing Date. Each such Tax Return was correct and complete in all material respects and each Corporation has made complete and accurate disclosure in all material respects in its Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return, as applicable;

(aaa)	the Vendor is not a "non-resident" of Canada for the purpose of Section 116 of the Income Tax Act (Canada);

(bbb)	there are no assessments or reassessments of Taxes that have been issued and are outstanding and no Corporation is negotiating any assessment or reassessment with any Governmental Authority;

(ccc)	the Vendor is not aware of any liabilities of any Corporation for Taxes or any grounds for an action, suit, investigation, arbitration proceeding or other Proceedings, assessments, reassessment or requests for information outstanding or threatened against any Corporation with respect to Taxes, including aggressive treatment of income expenses, credits or other claims for deduction under any Tax Return;

(ddd)	no Taxes shall accrue in respect of, or become payable by, or require the accelerated payment by, the Purchaser or relating to the Business, following the Closing as a result of the Reorganization (provided for clarity that the Vendor makes no representation under this Section 3.1(ddd) with respect to any Taxes that accrue, become payable or which payment is accelerated, to the extent such accrual, payment or acceleration was not caused or adversely impacted by the Reorganization);

12.

Sanctions and Ethical Conduct

(eee)	Vendor does not engage (and has not engaged) in activities which are in violation of any country- or list- based economic and trade sanctions administered and enforced by Canada, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State or other Governmental Authority in any jurisdiction in which the Business is conducted (a "Sanctions Authority") or is engaged, directly or indirectly, in any activity which is prohibited under Sanctions, including without limitation: (i) any direct or indirect dealings involving or benefitting: (A) a person or entity that is listed on, or owned or controlled by, or acting on behalf of a person or entity listed on any list administered by a Sanctions Authority or otherwise the target of Sanctions; (B) a person or entity that, is owned or controlled by, or acting for or on behalf of, or providing assistance, support or services of any kind to, or otherwise associated with any person or entity in (A); (ii) making or receiving any contribution of funds, goods or services to or for the benefit of any person or entity described in (A) or (B); (iii) any dealing in, or otherwise engaging in any transaction relating to any property or interests in, property subject to prohibitions under Sanctions; and (iv) any transaction that evades, avoids or attempts to violate any of the prohibitions set forth in the Sanctions or has such a purpose. For the purpose of this Agreement, "Sanctions" means economic or financial sanctions pursuant to all applicable laws regarding sanctions and export controls of the Sanctions Authority, specifically the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Foreign Corrupt Officials Act, Defense Production Act, Proceeds of Crime (Money Laundering) Terrorist Financing Act, Anti-Terrorism Act and any other similar statute or regulation that is enacted in any jurisdiction in which the Business is conducted;

(fff)	the Vendor has not, directly or indirectly, in relation to the Business: (i) offered or given anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, "Foreign Official"), in order to obtain, retain or direct business by: (A) influencing any act or decision of such Foreign Official in his official capacity; (B) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official; (C) securing any improper advantage; or (D) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (ii) to cause the Vendor to violate the US Foreign Corrupt Practices Act of 1977; or (iii) to cause the Vendor to violate any other anti-corruption law applicable to the Vendor;

13.

Consideration Shares

(ggg)	the Vendor understands that the Consideration Shares are being offered and issued pursuant to an exemption from prospectus requirements of Canadian securities laws, and, as a consequence of acquiring the Consideration Shares pursuant to such exemptions, certain protections, rights and remedies provided by the applicable Canadian securities laws, including statutory rights of rescission or damages, will not be available to the Vendor. The Vendor acknowledges that Purchaser will rely on the Vendor's representations, warranties and certifications set forth below for purposes of confirming the availability of any exemption from such registration and prospectus requirements. The Vendor has not received a document purporting to describe the business and affairs of the Purchaser that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of Purchaser under the terms of this Agreement. The Vendor has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Consideration Shares, and is able to, and agrees to, bear the economic risk of loss of its value of the Consideration Shares. The Vendor acknowledges that it is eligible to acquire the Consideration Shares pursuant to the exemption from the prospectus requirements of Canadian securities laws found in s. 2.12 Asset Acquisitions of National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators. The Vendor acknowledges that the certificates representing the Consideration Shares, or ownership statements issued under a direct registration system or other electronic book-based or book entry system, will bear the following legends in accordance with Canadian securities laws:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT DISTRIBUTION DATE], AND (II) THE DATE THAT THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.";

(hhh)	the Vendor acknowledges that (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Consideration Shares issuable to it pursuant to this Agreement, and (ii) it is aware that no public market exists for the Consideration Shares and it may not be able to resell the Consideration Shares; and

(iii)	the Vendor will execute and deliver within the applicable time periods all documentation as may be required by Canadian securities laws to permit the issuance of the Consideration Shares on the terms set forth herein and, if required by Canadian securities laws, will execute, deliver and file or assist Purchaser in obtaining and filing such reports, undertakings and other documents relating to the issuance of such Consideration Shares as may be required by any Canadian securities laws, securities regulator, stock exchange or other regulatory authority, which includes, without limitation, determining the eligibility of the Vendor to acquire the Consideration Shares under Canadian securities laws, preparing and registering certificates (if any) representing the Consideration Shares, and completing regulatory filings required by the applicable securities commissions. Accordingly, the Vendor consents to the collection, use and disclosure of certain personal information to Canadian securities regulatory authorities (including the Ontario Securities Commission (the "OSC")) and the Purchaser's advisors solely for and expressly limited to the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or antiterrorism legislation rules or regulations) in accordance with applicable Canadian securities law. The Vendor hereby acknowledges that it has been notified by the Purchaser: (i) of the requirement to deliver to the OSC the full name, address and telephone number of the party to whom the Consideration Shares are issued, the number of securities issued and the date of distribution; (ii) that this information is being collected indirectly by the OSC under the authority granted to it in Canadian securities legislation; (iii) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (iv) that the Administrative Support Clerk of the OSC can be contacted at Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, or at (416) 593-3684, and can answer any questions about the OSC's indirect collection of this information.

14.

3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows:

Authorization, Non-Contravention, etc.

(a)	the Purchaser is a corporation validly existing and in good standing under the laws of Ontario;

(b)	the Purchaser has the corporate power to enter into and perform its obligations under this Agreement;

(c)	the execution and delivery of, and performance by the Purchaser of this Agreement and the purchase of the Shares has been duly authorized by all necessary corporate action on behalf of the Purchaser;

(d)	this Agreement has been duly and validly executed by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and subject to general principles of equity;

(e)	the Purchaser does not currently carry on any business other than as contemplated (expressly or implicitly) hereby and such business activities as are related thereto;

(f)	no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Purchaser is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the acquisition of the Shares, except for those consents, orders, authorizations, declarations, registrations or approvals which have been obtained by the Purchaser as of the date hereof or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the acquisition of the Shares or otherwise prevent the Purchaser from performing its obligations under this Agreement;

(g)	the authorized and issued capital of the Purchaser is set forth in Schedule "B";

(h)	there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any shares of the Purchaser other than those issued (or issuable) pursuant to: (i) the Company’s equity stock option plan; and (ii) those warrants (and underlying shares) to be granted to Boustead Securities Limited in connection with their acting as agents of the Company;

(i)	the Consideration Shares, when issued, shall issued as fully paid and non assessable common shares of the Purchaser;

(j)	the Consideration Shares are free and clear of all liens, charges and encumbrances, other than those restrictions on transfer of the Consideration Shares, if any, stated in the articles of the Purchaser; and

15.

(k)	no person (other than the Vendor under this Agreement) has any written or oral agreement, option, right or privilege capable of becoming an agreement or option to acquire any of the Consideration Shares or to be caused to be issued any unissued securities of the Purchaser.

3.3	Survival

(a)	The representations and warranties of the Vendor shall survive the Closing for twelve (12) months from the Closing Date and, notwithstanding such Closing or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period; provided that, any claim which is based upon or relates to the representations and warranties made in Sections 3.1(k) through 3.1(u) and 3.1(cc) or which is based upon intentional misrepresentation or fraud by the Vendor may be made or brought by the Purchaser at any time for the maximum period permitted by law.

(b)	The representations and warranties of the Purchaser shall survive the Closing for twelve (12) months from the Closing Date and, notwithstanding such Closing or any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor during such period; any claim which is based upon or relates to the representations and warranties made in Sections 3.2(g) through 3.2(k) or which is based upon intentional misrepresentation or fraud by the Purchaser may be made or brought by the Vendor at any time for the maximum period permitted by law.

3.4	Known Breach

In the event the Purchaser (including any director or officer thereof), prior to Closing, is aware of breach of a representation or warranty of the Vendor under this Agreement and nonetheless proceeds with Closing, then such representation or warranty will be deemed to be deleted from this Agreement and the Purchaser shall not be entitled to bring or assert any claim against the Vendor in respect of such breach.

Article 4
FLOW-THROUGH REPRESENTATIONS AND WARRANTIES

4.1	Flow-through Representations and Warranties

To the extent necessary to allow the Purchaser to pursue claims against the original vendors under the Pre-existing Purchase Agreements, and without incurring any liability itself, Vendor adopts those representations and warranties made to it under the Pre-existing Purchase Agreements, and makes each such representation and warranty to the Purchaser (the "Pre-existing Reps and Warranties"), as though it was the party first making such representations and warranties and as though the Purchaser was the in the place of the Vendor under such agreements, mutatis mutandis.

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4.2	Subrogation and Limitation

(a)	In the event of any breach of any of the Pre-existing Reps and Warranties that entitles the Vendor to claim damages against, or indemnification from, the person or entity originally making such representations and warranties under the Pre-existing Purchase Agreements, the Purchaser shall be subrogated to, and the Vendor shall assign to the Purchaser, all of the Vendor's rights in respect of any such claim or indemnification. If the Vendor is unable to assign such rights to the Purchaser, then instead of assigning such rights to the Purchaser, the Vendor shall allow the Purchaser to bring a suit in the name of the Vendor, at the Purchaser’s sole cost and expense; provided that, the Purchaser shall indemnify the Vendor for any losses, damages, costs and expenses (including legal expenses on a solicitor-client full indemnity basis) that the Vendor may, directly or indirectly, suffer or incur as result of or in connection with the Purchaser bringing any such suit. The Vendor shall execute all papers required and take all steps reasonable, necessary or advisable to secure and further such subrogation and assignment, at Purchaser’s sole cost and expense. In no event shall the Vendor waive any rights that could adversely affect any such subrogation or assignment. Any amounts recovered by the Purchaser whether directly or in connection with the exercise of such subrogation or assignment shall be applied to compensate the Purchaser for any loss suffered by it as a result of the breach of the Pre-existing Reps and Warranties and for any costs or expenses incurred in connection with such recovery; provided that, any amount received by the Purchaser in excess of the amount of any such loss, costs and expenses, shall be for the account of the Vendor and shall, upon receipt, be held by the Purchaser in trust for the Vendor and forthwith paid over to the Vendor or as the Vendor my direct in writing.

(b)	Notwithstanding the foregoing, the Purchaser agrees and acknowledges that the rights granted to it under Section 4.2(a) shall be the sole and exclusive remedy available to the Purchaser in respect of a breach of the Pre-existing Reps and Warranties and the Purchaser shall not otherwise be entitled to other forms of recovery including through claims of indemnity, compensation, offset, contribution or otherwise, except to the extent such losses to the Purchaser were based upon or arose out of fraud by the Vendor. The foregoing sentence in this Section 4.2(b) shall not limit the right of the Purchaser to bring a direct action against the Vendor in connection with the enforcement of the terms of this Agreement, including with respect to any representations or warranties contained herein (with the exclusion of the Pre-existing Reps and Warranties).

Article 5
CONDITION PRECEDENT; INTERIM PERIOD

5.1	Conditions Precedent

(a)	The obligations of the Purchaser to complete the purchase of the Shares is subject to:

(i)	the Vendor delivering to the Purchaser, copies of all regulatory approvals required to be obtained by the Vendor to complete the within transaction; and

(ii)	the Purchaser receiving, addressed to it, opinion(s) of duty qualified legal counsel in each relevant jurisdiction, in form acceptable to the Purchaser, acting reasonably, confirming that each of the respective Corporations:

(A)	has been incorporated and existing under the applicable laws of their respective jurisdictions of incorporation;

(B)	has corporate capacity and power to own and lease their properties and assets and to conduct their business as currently being conducted;

(C)	as to the authorized and issued share capital of such Corporation and to the ownership thereof; and

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(D)	is current with all corporate filings required to be made under their respective jurisdictions of incorporation and all other jurisdictions in which they exist or carry on any material business, and has all necessary licences, leases, permits, authorizations and other approvals necessary for the conduct of the Business as currently conducted, as applicable, and for the consummation of the transactions contemplated by this Agreement; and

(iii)	the Vendor having completed the Reorganization, in a manner satisfactory to the Purchaser, acting reasonably,

(collectively, the "Purchaser Conditions").

(b)	The obligations of the Vendor to complete the sale of the Shares is subject to:

(i)	the Vendor having been provided with executed subscription agreements or other evidence satisfactory to the Vendor, acting reasonably, in respect of bona fide subscriptions for shares in the capital of the Purchaser for aggregate gross proceeds of not less than US$5,000,000 (or such lesser amount as may be determined by the Vendor); and

(ii)	completion of the Reorganization,

(collectively, the "Vendor Conditions", and together with the Purchaser Conditions, the "Conditions Precedent").

(c)	If, the Conditions Precedent have not been satisfied on or before December 31, 2021 (the "Condition Date"), then, in the event that a Purchaser Condition has not been met, at the election of the Purchaser and in the event that the Vendor Condition has not been met, at the election of the Vendor, this Agreement shall terminate and the parties shall have no further obligation to each other hereunder.

(d)	Notwithstanding the foregoing, if, the Conditions Precedent have not been satisfied on or before the Condition Date, then, in the event that a Purchaser Condition has not been met, the Vendor, and in the event that the Vendor Condition has not been met, the Purchaser, shall be entitled to extend the Condition Date, in so far as it relates to the Purchaser Conditions or the Vendor Conditions, as applicable, by up to 30 days or such other period determined by them, acting reasonably, for the sole purpose of fulfilling the applicable condition, by providing written notice of such extension to the other party.

Article 6
COVENANTS

6.1	Conduct of Business During the Interim Period

From the date of this Agreement up to the Closing Date, the Vendor covenants to the Purchaser that it will cause each Corporation to carry-on its business in the ordinary course, consistent with past practice and use its commercially reasonable efforts to preserve its assets and the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it; provided that, in the event any Corporation desires to engage in any activity outside the ordinary course of its business for a bona fide reason, the Vendor shall obtain the Purchaser's prior written approval prior to any such Corporation engaging in any such activity, such approval not to be unreasonably withheld or delayed.

18.

6.2          Notice of Certain Events

From the date of this Agreement up to the Closing Date, the Vendor covenants to the Purchaser that it will promptly notify the Purchaser in writing of:

(a)	any events, circumstances, facts or occurrences which would result in a breach of a representation, warranty or covenant of the Vendor, or which would have the effect of making any representation or warranty of the Vendor untrue in any material respect, or would be reasonably likely to result in a material adverse effect as to any of the Corporations; and

(b)	(i) the commencement or threat of any investigation, action or legal Proceedings by or before any Governmental Authority with respect to any Corporation, the Vendor, this Agreement or any of the other transactions contemplated by this Agreement and shall keep the Purchaser informed as to the status of any such investigation, action or legal Proceedings; and (ii) any communication to or from any Governmental Authority regarding any such investigation, threat or Proceedings and this Agreement or any of the other transactions contemplated by this Agreement.

6.3	Filings; Consents.

(a)	The parties hereto will: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by them under applicable law with respect to this Agreement and the transactions contemplated under this Agreement; and (ii) use commercially reasonable efforts to cause to be taken on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement, including the obtaining of all necessary consents, approvals or waivers from third parties. Each party will reasonably cooperate in efforts to obtain such consents, waivers and approvals.

(b)	The Vendor shall use commercially reasonable efforts to (i) promptly provide all information requested by any Governmental Authority in connection with this Agreement or any of the other transactions contemplated by this Agreement, and (ii) promptly take all actions and steps necessary to obtain any acknowledgement to be obtained or clearance or approval required to be obtained from such Governmental Authority in connection with the transactions contemplated by this Agreement, if any.

6.4          Further Assurances.

Subject to the terms and conditions hereof, each of the parties hereto shall use commercially reasonable efforts (without further consideration being payable) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and give effect to the transactions contemplated by this Agreement as soon as possible.

6.5          Post-Closing Covenants

The Parties agree that, within 30 days of Bophelo issuing a new share certificate in connection with the Reorganization, the Vendor, the Purchaser and Bophelo shall work together to procure a non-resident endorsement of the share certificate from the Central Bank of Lesotho and shall use all commercially reasonable efforts to obtain the same in a prompt and timely manner.

19.

Article 7

CLOSING ARRANGEMENTS

7.1	Date, Place and Time of Closing

The closing of the sale and purchase of the Shares ("Closing") will take place at 12:00 p.m. (Toronto Time) (the "Closing Time") on the date that is two (2) Business Days following satisfaction or waiver of all Conditions Precedent (the "Closing Date"), electronically through the offices of Dentons Canada LLP and the offices of Aird & Berlis LLP, or in such other manner, and on such other date and time, as may be agreed upon in writing by the parties.

7.2	Deliveries at Closing

At the Closing Time:

(a)	the Purchaser shall issue the Consideration Shares to the Vendor and provide the Vendor with a copy of the share certificate representing the Consideration Shares and a copy of the securities' register of the Purchaser evidencing such issuance;

(b)	the Vendor shall deliver to the Purchaser share certificates representing the Shares, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank;

(c)	the Vendor shall deliver to the Purchaser the following (if applicable, in form and substance satisfactory to the Purchaser, acting reasonably):

(i)	certified copies of the resolutions of the board of directors of the Vendor authorizing entering into and completion of the transactions contemplated by this Agreement;

(ii)	certified copies of the resolutions of the board of directors of Cannahealth authorizing transfer of the Shares to the Purchaser;

(iii)	a certificate of status (or equivalent) with respect to the Vendor and each Corporation, issued by the appropriate Governmental Authority in their respective jurisdictions of incorporation;

(iv)	resignation of each director, officer, and employee (as applicable) of each of the Corporations, except to the extent such person is a director, officer, and employee of the Purchaser as of the date hereof;

(v)	a release by the Vendor in favour of each of the Corporations for any and all claims that the Vendor may have against any of the Corporations;

(vi)	the minute book for each of the Corporations;

(vii)	an executed copy of the investor rights agreement, substantially in the form attached hereto as Schedule "C" (the "Investor Rights Agreement");

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(viii)	such other documents as may reasonably be requested by the Purchaser in order to complete the transactions contemplated herein.

(d)	the Purchaser shall deliver to the Vendor the following (if applicable, in form and substance satisfactory to the Vendor, acting reasonably):

(i)	certified copies of the resolutions of the board of directors of the Purchaser authorizing the entering into and completion of the transactions contemplated by this Agreement, including issuance of the Consideration Shares;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser, issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(iii)	a release by each of the Corporations in favour of the Vendor for any and all claims that any of the Corporations may have against the Vendor as at the Closing Date;

(iv)	an executed copy of the Investor Rights Agreement; and

(v)	such other documents as may reasonably be requested by the Vendor in order to complete the transactions contemplated hereon.

Article 8

TAX MATTERS

8.1	Tax Returns

(a)	The Vendor shall, at its cost, cause the Corporations to prepare and file in a timely fashion all Tax Returns required under any applicable Tax legislation (the "Tax Returns") to be filed by the Corporations for (i) any period ending on or before the Closing Date (including as a consequence of the Closing) and for which Tax Returns have not been filed as of that date; and (ii) any period beginning prior to the Closing Date and ending after the Closing Date (collectively, the "Stub Period Returns").

(b)	The Vendor and the Purchaser shall co-operate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any applicable Tax legislation. The Vendor shall provide to the Purchaser (and its tax advisors) for its review and approval a copy of the Stub Period Returns and Tax Returns 30 days prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.

(c)	From and after the Closing Date, the Purchaser shall cause the Corporations to retain, until the expiration of any applicable limitation period under any applicable Tax legislation, all Books and Records relating to any period ending on or before the Closing Date (including as a consequence of Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns. So long as such Books and Records are retained by the Corporations, the Vendor may inspect the same for the purpose of the preparation and filing of the Stub Period Returns.

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(d)	After Closing, the Purchaser shall cause the Corporations to co-operate in a reasonable manner with the Vendor and its representatives for the purposes of the preparation of the Vendor's accounts and the Tax Returns and in providing any information in the possession of the Corporations and that is reasonably required for those purposes. Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, cause the Corporations to provide the Vendor and its representatives reasonable access to those Books and Records in the possession of the Corporations that are reasonably required for the preparation of the Vendor's accounts and the Tax Returns together with the assistance of those employees of the Corporations that the Vendor may reasonably request.

Article 9

MISCELLANEOUS

9.1	Notices

Any notice, direction or other communication (each a "Notice") regarding the matters contemplated by this Agreement must be in writing and must be delivered personally, sent by registered mail or courier, or transmitted electronically, as follows:

(a)	in the case of the Vendor, at:

Halo Collective Inc.

504 - 100 Park Royal

West Vancouver, BC V7T 1A2

Attention:       Kiranjit Sidhu

E-mail:            [*]

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention:       Eric Foster

E-mail:           eric.foster@dentons.com

(b)	in the case of the Purchaser, at

Akanda Corp.

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention:       Tej Virk

Email              [*]

22.

with a copy to:

Aird & Berlis LLP

181 Bay Street, Suite 1800, Brookfield Place

Toronto, ON M5J 2T9

Attention:       Sherri Altshuler

Email:             saltshuler@airdberlis.com

A Notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day; (ii) if sent by same-day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day; (iii) if sent by overnight courier, on the next Business Day; (iv) if sent by registered mail, on the third Business Day after mailing, or (v) if transmitted electronically, on the date of transmission if received prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day. A party may change its Notice address from time to time by Notice given in accordance with the foregoing provisions.

9.2	Further Assurances

Each party shall from time to time, before or after the Closing Time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

9.3	Costs and Expenses

Unless otherwise specified, each party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

9.4	Waiver of Rights

Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

9.5	Remedies Cumulative

Unless otherwise specified, the rights and remedies of a party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

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9.6	Public Disclosure

The Vendor and the Purchaser shall cooperate with the other in releasing information concerning this Agreement and the transactions contemplated herein, and shall furnish to and discuss with the other drafts of all press and other releases prior to publication. No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned; provided that nothing contained herein shall prevent any party hereto at any time from furnishing any information to any Governmental Authority or to the public if so required by applicable law.

9.7	Severability

If any provision of this Agreement or its application to any party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

9.8	Successors and Assignment

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors but neither this Agreement nor any of the rights or obligations under this Agreement is assignable or transferable by either the Purchaser or the Vendor without the prior written consent of the other party.

9.9	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated by this Agreement. There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the parties, except as expressly stated in this Agreement.

9.10	No Contra Proferentem

Unless otherwise expressly defined in this Agreement, the words used in this Agreement bear their natural meaning. The parties have had equal opportunity to take legal advice and the contra proferentem rule does not apply to the interpretation of this Agreement.

9.11	Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party irrevocably attorns and submits to the exclusive jurisdiction of the courts of Ontario.

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9.12	Counterparts and Delivery by Facsimile

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Remainder of this page intentionally left blank. Signature page follows.]

25.

IN AGREEMENT WITH ITS TERMS, the parties have executed this Agreement.

HALO COLLECTIVE INC.

Per:	/s/ Kiranjit Sidhu
Name: Kiranjit Sidhu
Title: Chief Executive Officer

AKANDA CORP.

Per:	/s/ Tej Virk
Name: Tej Virk
Title: Chief Executive Officer

Schedule "A"

Vendor Disclosure Schedule

Agreement Paragraph Reference	Disclosure Item
3.1(f)	An endorsement by the Central Bank of Lesotho of the share certificates held by any non-resident subsidiary of Cannahealth in relation to a shareholding in Bophelo Bio Science and Wellness (Pty) Ltd is required.
3.1(i)	None.
3.1(q)	Share Capital

Corporation	Pre-Reorganization	Post-Reorganization

	Authorized Share Capital	Authorized Share Capital

Bophelo	[*] ordinary shares	[*] ordinary shares
Canmart	[*] ordinary shares	[*] ordinary shares
Cannahealth	[*] ordinary shares	[*] ordinary shares
Holdco	[*] ordinary shares	[*] ordinary shares

	Issued Share Capital	Issued Share Capital

Bophelo	[*] shares	[*] shares
Canmart	[*] ordinary shares	[*] ordinary shares
Cannahealth	[*] ordinary shares	[*] ordinary shares
Holdco	[*] ordinary shares	[*] ordinary shares

3.1(cc)

Regulatory Licenses

Bophelo holds an operator’s license issued by the Ministry of Health in the Kingdom of Lesotho in terms of the Drugs of Abuse Act and its Regulations thereto.

Canmart holds the following licenses issued by UK regulatory authorities:

▪  Manufacturer’s “Specials” Licence

▪  Wholesale Distribution Authorisation (Human)

▪  Controlled Drugs Licence

3.1(hh)

Indebtedness and Liabilities

Bophelo is party to a bridge financing arrangement with LM Mojela. Debt under the bridge financing arrangement will be settled through the issuance of 880,000 common shares of Akanda Corp.

27.

3.1(mm)

Real Property Leases

Bophelo has entered into a lease agreement with the MMD Trust for the lease of its facilities at T’sakholo in the Kingdom of Lesotho. The lease is for a land area of approximately 200 hectares and for a 20 year period, with an option to renew for another 30-year term.  Pursuant to the lease agreement, Bophelo will pay LSL 350,000 per month (approximately USD $25,000 per month) for the leased area utilized. The MMD Trust is controlled by Louisa Mojela, our Executive Chairman, and Granny Seape, a non-executive director of Bophelo.

Canmart has entered into a lease agreement with DND Investments Limited for the lease of 30,000 square foot warehouse in Somerset, United Kingdom. The lease period commenced on the date that Canmart fulfills the first 100 prescriptions for its clients for medical cannabis products (as certified by Canmart’s accountants or auditors) and terminates on 19 September 2024. Canmart has not yet fulfilled the first 100 prescriptions as contemplated in the lease agreement, and as such is not paying any rental fees. Pursuant to the lease agreement, Canmart will pay GBP 21,000 per annum once the lease payment arrangement described above is fulfilled and commences.

3.1(nn)	Owned Real Property Nil
3.1(qq)

List of Deposit Accounts

Bophelo

Bophelo holds the following accounts:

Current Account (number [*]) held with [*] (address – [*]). Authorised signatories are [*] & [*].

Business Cheque Account (number [*]) held with [*] (address: [*]). Authorised signatories are [*] & [*].

Canmart

Canmart holds the following bank account:

Business Account (number [*]). held with [*] (address [*]). Authorised signatories are [*].

3.1(uu)

Employees

Approximately [*] in arrear salary and directors fees are owing to Bophelo employees and directors.

No current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Corporation within the next 12 months.

28.

3.1(xx)	Contracts with officers, directors, agents and employees Canmart is yet to conclude employment agreements with: ▪ LM Mojela ▪ T Scott ▪ V Iyer

Schedule "B"

Purchaser Disclosure Schedule

Nil.

Schedule "C"

Investor Rights Agreement

Please see attached.